CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Ohio Casualty Corporation for the registration of debt securities, preferred shares, common shares, depository shares, warrants, stock purchase contracts, stock purchase units, trust preferred securities and guarantees of trust preferred securities, and to the incorporation by reference therein of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedules of Ohio Casualty Corporation, Ohio Casualty Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ohio Casualty Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

February 26, 2007